Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made and effective this April 1, 2004, by and between Vista Exploration Corporation and its wholly owned subsidiary, ICOP Digital, Inc. (“Company”) and David C. Owen (“Executive”).

NOW, THEREFORE, the parties hereto agree as follows:

1.  Employment.

Company hereby agrees to employ Executive as its President and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. Executive may also perform the duties of CFO of the company as needed.  In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control.

2.  Duties of Executive.

The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by the Board of Directors of the Company.  Executive shall devote a substantial amount of his productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner.  In addition to the duties described herein, Executive is also authorized and directed to do the following:  Manage the day to day business operations of the Company to include all cash management.

PRIMARY DUTIES AND RESPONSIBILITIES:

JOB TITLE: President

ACCOUNTABILITY: Reports to the Board of Directors

JOB DESCRIPTION: Primary responsibility for the day to day operation of the Company. Oversee, supervise and manage all corporate and financial record keeping of the Company and serve as CFO as necessary. Coordinate the development of financial projections and presentation to investment bankers, market makers and private placement investors. Negotiate and supervise all private placement, public offerings and borrowings by the Company.

Supervise the budgeting and forecasting process. Build rapport, communicate and interact with employees, investors and customers. Organize and lead visits with domestic and international companies, trade shows and conferences.

Negotiate and manage contracts to ensure achievement of profitability and sales objectives.

3.  Compensation.

Executive will be paid compensation during this Agreement as follows:

A.  A base salary of $180,000 per year, payable in installments according to the Company’s regular payroll schedule.  The base salary shall be adjusted upward at the discretion of the board of directors.

4.  Benefits.

A.  Medical Insurance.  Company agrees to provide Executive with a medical, hospital and dental plan for Executive in the amount equal to 100% of total premium, as approved by Company, during this Agreement.  Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

B.  Stock Option Plans.  Executive shall be entitled to participate in any Stock Option Plan and 401K Plan adopted by Company.

C.  Expense Reimbursement.  Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive’s duties.  Executive will maintain records and written receipt and Expense Reports as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

D.   Auto Allowance.  Executive shall be entitled to a car provided by the company including insurance coverage or a monthly car expense allowance of $850.00.

5.  Term and Termination.

A.  The Initial Term of this Agreement shall commence on April 1, 2004 and it shall continue in effect for a period of five (5) years.  Thereafter, the Agreement shall be renewed upon the mutual agreement of Executive and Company.

B. This Agreement may be terminated by Executive at Executive’s discretion by providing at least thirty (30) days prior written notice to Company.  In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive’s original termination notice.

C.  In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon one (1) days notice to Executive.  In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination.  Executive shall not be paid any incentive Bonus payments or other compensation, prorated or otherwise.

D.  In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

6.  Notices.

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

If to Company:
ICOP Digital, Inc.
11011 King Street, Suite 260
Overland Park, KS 66210

If to Executive:
David C. Owen
27085 W. 102nd
Olathe, KS 66061

7.  Final Agreement.

This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof.  This Agreement may be modified only be a further writing that is duly executed by both parties.

8.  Governing Law.

This Agreement shall be construed and enforced in accordance with the laws of the State of Kansas.

9.  Headings.

Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10.  No Assignment.

Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company’s absolute discretion.

11.  Severability.

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12.  Arbitration.

The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement.  Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof.  Any such arbitration shall be conducted in Johnson County Kansas, or such other place as may be mutually agreed upon by the parties.  Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment.  Each party shall bear its own costs and expenses and an equal share of the arbitrator’s expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ICOP Digital, Inc.	Executive

/s/ Charles A. Ross, Sr.	/s/ David C. Owen

Charles A. Ross, Sr.

David C. Owen

Chairman & CEO